Exhibit 99.1

Phazar Antenna Corp. Announces New DAS Antennas That Support LTE Performance for 700 MHz and AWS Frequencies

MINERAL WELLS, Texas--(BUSINESS WIRE)--September 28, 2011--PHAZAR CORP (Nasdaq: ANTP) announced today that Phazar Antenna Corp., in Mineral Wells, TX, a wholly owned subsidiary, is introducing several new DAS antennas at the PCIA Infrastructure show opening on October 4, 2011 in Dallas, Texas. The antennas provide coverage for multiple frequencies for 700 MHz, 850 MHz, AWS & PCS bands and were designed to be able to support LTE technology for both 700 MHz and AWS frequencies. The new antennas will provide DAS (Distributed Antenna Systems) “neutral hosts” and carriers more options for covering all of the current frequencies used for mobile communications and 4G performance. The new antennas expand Phazar Antenna Corp.’s leadership position in supplying DAS antennas for this important market.

A new Quad antenna will combine four antennas covering 698 to 896 MHz and 1710 to 2155 MHz in one single radome in order to satisfy the frequencies that all of the carriers use for mobile communication services. The new antenna utilizes staggered antennas inside the radome in order to provide a minimum of 4 Lambda separation between the 700 MHz antennas and the AWS antennas. A unique PCB design for all four antennas also allows Phazar to use state of the art materials for improved PIM performance. Four DIN 7/16 connectors are also provided to maximize performance. The antennas were designed to be able to be used on utility poles, street lights, and monopoles or on building sites to bring the antennas closer to the user and complement the macro-cell sites already established.

Phazar Antenna Corp. is also introducing a new Dual Band, Dual Polarized Tri-Sector antenna that combines three +45 and -45 dual polarized antennas covering 698 to 960 MHz and three +45 and -45 dual polarized antennas covering 1710 to 2170 MHz. Internal splitters were designed to combine the +45 and -45 antennas in order to provide the best Quasi-Omni pattern in the industry. The PCB materials for both the antennas and the splitters utilize state of the art materials for better PIM performance. DAS applications typically use omni patterns to provide more consistent coverage. The new antenna is in a radome that is 12” in diameter and 48” tall. The diameter is similar to that of most utility poles and provides an aesthetic appearance for use in most sites. The antenna utilizes four DIN 7/16 connectors to maximize performance.

Phazar Antenna Corp. will also show a new concept that combines a multi-band omni antenna as part of a street light which also includes the street light feature. Several decorative styles of street lights can be offered as part of the DAS system. The new antenna covers 698 to 896 MHz and 1710 to 2500 MHz, with 6 dBi gain on the lower frequency antenna and 9 dBi gain on the higher frequency antenna. The ability to cover both carrier frequencies and WiFi is a key feature for carriers that need to offload service to the WiFi band or for use of more hotspots in urban environments. The “Street Light Antenna” can be offered with custom bases and in any color that is required.

Phazar Antenna Corp. continues to expand our range of DAS antennas and we invite persons attending the PCIA Infrastructure Show to visit us at Booth # 415.

Product information is available at www.antennaproducts.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the Nasdaq Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

CONTACT:
Antenna Products Corporation
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@antennaproducts.com